Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 29, 2013, relating to the consolidated financial statements of Rocky Mountain Chocolate Factory, Inc. and Subsidiary (the “Company”) included in the Annual Report on Form 10-K of the Company for the year ended February 28, 2013.

/s/ EKS&H LLLP

EKS&H LLLP

October 15, 2013

Denver, Colorado